                                                                EXHIBIT 23(M)(2)

                           BROKERAGE ENHANCEMENT PLAN

                                       OF

                      AEGON/TRANSAMERICA SERIES FUND, INC.

SECTION 1.

         AEGON/Transamerica Series Fund, Inc. (the "Fund") is an open-ended management investment company (otherwise known as a mutual fund) incorporated under the laws of the state of Maryland. The Fund offers separate series or investment portfolios ("Portfolios"), and shares of the Portfolios are currently sold to Diversified Investment Advisors, Inc. and to separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, AUSA Life Insurance Company, Peoples Benefit Life Insurance Company and Transamerica Occidental Life Insurance Company (each a "Company", collectively the "Companies") to fund the benefits under certain individual flexible premium variable life insurance policies, individual and group variable annuity contracts, and qualified plans (collectively "Contracts.")

SECTION 2.

         The Fund currently offers the Portfolios listed on Schedule A attached hereto.

SECTION 3.

         In order to provide for the implementation of the payments provided for pursuant to this Brokerage Enhancement Plan (the "Plan"), the Fund may enter into a Distribution Agreement (the "Agreement") with AFSG Securities Corporation ("AFSG") pursuant to which AFSG will engage in promotional and marketing of the Portfolios, and pursuant to which each portfolio participating in this Plan will authorize payments to AFSG, as provided in Section 4 hereof, for various costs incurred or paid by AFSG in connection with the distribution of shares of that portfolio. Such Agreement, or any modification thereof, shall become effective with respect to the shares of any portfolio in compliance with Section 12(b) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 12b-1 thereunder as the same may be amended from time to time.

SECTION 4.

         The Fund may expend amounts consisting solely of that portion of brokerage commissions paid by the Portfolios in connection with their portfolio transactions and made available to AFSG or other introducing brokers by broker-dealers executing such portfolio transactions for the benefit of the Portfolios to finance activities principally intended to result in the sale of shares of the Portfolios. Expenses permitted to be paid pursuant to this Plan shall include, but not necessarily be limited to, the following costs:

         A. printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Contract owners;

         B. development, preparation, printing and mailing of Fund advertisements, sale literature and other promotional materials describing and/or relating to the Portfolios and including materials intended for use within the Companies, or for broker-dealer only use or retail use;

         C. holding or participating in seminars and sales meetings designed to promote the distribution of the Portfolios;

         D. marketing fees requested by broker-dealers who sell Contracts;

         E. obtaining information and providing explanations to owners of Contracts regarding portfolio investment objectives and policies and other information about the Fund and the Portfolios, including the performance of the Portfolios;

         F. training sales personnel regarding sales of Contracts and the underlying Portfolios of the Fund;

         G. compensating broker-dealers and/or their registered representatives in connection with the allocation of cash values and premiums of the Contracts to the Fund;

         H. personal service and/or maintenance of Contracts with respect to allocations in the Portfolios; and

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         I. financing any other activity that the Fund's Board of Directors determines is primarily intended to result in the sale of shares of the Portfolios.

SECTION 5.

         The Plan shall not take effect with respect to any existing Portfolio until it has been approved by votes of a majority of (a) the outstanding shares of such Portfolio, (b) the Directors of the Fund, and (c) those Directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements of the Fund related hereto or any other person related to this Plan ("Disinterested Directors") cast in person at a meeting called for the purpose of voting on this Plan. As additional portfolios of the Fund are established, this Plan shall become effective with respect to each Portfolio upon the initial public offering of such new Portfolio shares, provided that this Plan with respect to such Portfolio has been approved by votes of a majority of both (a) the Directors of the Fund and (b) the Disinterested Directors cast in person at a meeting called for the purpose of voting on such approval and by the initial shareholder of the Portfolio so long as such initial shareholder's approval is required under the 1940 Act and the rules thereunder. In addition, any agreement related to this Plan and entered into by any Portfolio in connection therewith shall not take effect until it has been approved by the votes of a majority of (a) the Board of Directors of the Fund, and (b) the Disinterested Directors of the Fund.

SECTION 6.

         Unless sooner terminated pursuant to Section 8, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved annually by votes of a majority of both (a) the Board of Directors of the Fund and (b) the Disinterested Directors of the Fund, cast in person at a meeting called for the purpose of voting on this Plan.

SECTION 7.

         Any person authorized to direct the disposition of monies paid or payable pursuant to this Plan or any related agreement shall provide to the Fund's Board of Directors and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 8.

         This Plan may be terminated at any time with respect to any Portfolio by vote of a majority of the Disinterested Directors, or by vote of a majority of the shares of the Portfolio.

SECTION 9.

         Any agreement of the Fund, with respect to any Portfolio, related to this Plan shall be in writing and shall provide:

         A. that such agreement may be terminated with respect to a Portfolio at any time without payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding shares of such Portfolio on not more than sixty days' written notice to any other party to the agreement; and

         B. that such agreement shall terminate automatically in the event of its assignment.

SECTION 10.

         This Plan may not be amended in any material respect, including, but not limited to, changing the sources of monies from which distribution expenses are paid provided for in Section 3 with respect to a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940
Act) of the outstanding shares of such Portfolio, and no material amendment to this Plan shall be made unless approved by votes of a majority of (a) the Board of Directors of the Fund, and (b) the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment.

SECTION 11.

         While this Plan is in effect with respect to any Portfolio, the selection and nomination of the Disinterested Directors of the Fund shall be committed to the discretion of the existing Disinterested Directors of the Fund.


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         IN WITNESS WHEREOF, the Fund has executed this Plan on the day and year set forth below in Saint Petersburg, Florida.

Dated as of May 1, 2002.

ATTEST:                                   AEGON/TRANSAMERICA SERIES FUND, INC.:


By:                                       By:
       -----------------------                   ------------------------------
Name:  Gayle A. Morden                    Name:  John K. Carter
Title: Assistant Vice President                  Title: Vice President, General
       and Assistant Secretary                           Counsel and Secretary


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

                                   SCHEDULE A

                           BROKERAGE ENHANCEMENT PLAN
                      AEGON/TRANSAMERICA SERIES FUND, INC.

         Portfolios currently offered under the Plan as of May 1, 2002:

AEGON Bond                                     LKCM Capital Growth
Aggressive Asset Allocation                    LKCM Strategic Total Return
Alger Aggressive Growth                        MFS High Yield
American Century Income & Growth               Moderate Asset Allocation
American Century International                 Moderately Aggressive Asset Allocation
BlackRock Global Science & Technology          Munder Net50
BlackRock Large Cap Value                      PBHG Mid Cap Growth
BlackRock Mid Cap Growth                       PBHG/NWQ Value Select
Capital Guardian Global                        PIMCO Total Return
Capital Guardian U.S. Equity                   Protected Principal Stock
Capital Guardian Value                         Salomon All Cap
Clarion Real Estate Securities                 T. Rowe Price Dividend Growth
Conservative Asset Allocation                  T. Rowe Price Equity Income
Dreyfus Mid Cap                                T. Rowe Price Growth Stock
Dreyfus Small Cap Value                        T. Rowe Price Small Cap
Federated Growth & Income                      Third Avenue Value
Gabelli Global Growth                          Transamerica Convertible Securities
GE U.S. Equity                                 Transamerica Equity
Goldman Sachs Growth                           Transamerica Growth Opportunities
Great Companies - America(SM)                  Transamerica Money Market
Great Companies - Global(2)                    Transamerica U.S. Government Securities
Great Companies - Technology(SM)               Transamerica Value Balanced
J.P. Morgan Enhanced Index                     Value Line Aggressive Growth
Janus Balanced                                 Van Kampen Active International Allocation
Janus Global                                   Van Kampen Asset Allocation
Janus Growth                                   Van Kampen Emerging Growth
Janus Growth II                                Van Kampen Money Market
Jennison Growth


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